Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contacts:

Andrew R. Speaker President & CEO Mercer Insurance Group, Inc. (609) 737-0426	David B. Merclean Senior Vice President & CFO Mercer Insurance Group, Inc. (609) 737-0426

Mercer Insurance Group, Inc. Announces 1st Quarter 2004 Earnings

Pennington, New Jersey, May 11, 2004 – Mercer Insurance Group, Inc. (Nasdaq: MIGP) today reported its results of operations for the quarter ended March 31, 2004. Mercer Insurance Group, Inc. (the Company) is a holding company which, through its insurance subsidiaries, Mercer Insurance Company, Mercer Insurance Company of New Jersey and  Franklin Insurance Company, offers commercial and personal lines of insurance to businesses and individuals in Pennsylvania and New Jersey. The Company was created as a result of the conversion of Mercer Mutual Insurance Company from the mutual to the stock form of ownership on December 15, 2003 (the “Conversion”).

For the quarter ended March 31, 2004, the Company reported net income of $229,000, or $0.04 per basic and diluted share, as compared to net income of $233,000 for 2003. After-tax realized investment losses included in net income for the quarter were ($97,000), or ($0.02) per basic and diluted share, compared to a realized gain of $149,000 for the similar period in 2003. The first quarter 2004 results include an after-tax charge of $136,000 for shares committed to participants of the Mercer Insurance Group, Inc. Employee Stock Ownership Plan, for which there was no equivalent charge in the first quarter of 2003, and which amounted to $0.02 per basic and diluted share. The Company’s book value per share was $15.80 as of March 31, 2004.

Revenues for the quarter were $14.5 million, an increase of 24% over the 2003 first quarter revenue of $11.7 million. Net premiums earned for the quarter were $13.9 million, a 25% increase over net premiums earned of $11.1 million in the same period of 2003. The Company’s GAAP combined ratio for the quarter was 102.8%, compared to 102.5% for the first quarter of 2003.

Net investment income increased 56% to $668,000 in 2004 from $427,000 in the prior year, due principally to increased investments purchased with proceeds received from issuance of shares in connection with the Conversion, a portion of which remains in interest-bearing cash equivalent instruments awaiting investment in suitable fixed-income securities.

In commenting on the results for the quarter, Andrew Speaker, President & CEO, said, “While our first quarter of the year is typically our most difficult, the operating results for the first quarter of 2004 were disappointing, and reflected the severe weather in our territories during the first quarter. Our claims frequency increased during this period, particularly from the bitterly cold temperatures we experienced in January, with losses incurred in connection with frozen pipe bursts and other cold weather-induced losses being reported to us regularly by our Personal Lines accounts. However, our Commercial Lines book, which is where the Company is concentrating its growth, performed very well and we are pleased with its continued growth and profitability.”

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward- looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Mercer Insurance Group, Inc. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Mercer Insurance Group, Inc. will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Mercer Insurance Group, Inc. depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

Consolidated Statements of Income

(unaudited; in thousands, except per share data)

	Quarter Ended
	March 31, 2004	March 31, 2003

Net premiums earned	$13,862	$11,056
Investment income, net of investment expenses	668	427
Realized investment (losses) gains	(97)	149
Other revenue	92	80
Total revenues	14,525	11,712

Losses and loss adjustment expenses	8,323	6,514
Amortization of deferred policy acquisition costs	3,863	2,973
Other expenses	2,070	1,849
Stock conversion expenses	—	12
Total expenses	14,256	11,348

Income before income taxes and minority interest in income of subsidiary	269	364
Income taxes	40	88

Income before minority interest in income of subsidiary	229	276
Minority interest in income of subsidiary	—	(43)

Net income	$229	$233

Net income per common share:
Basic	$0.04	N/A
Diluted	$0.04	N/A

Weighted average number of shares outstanding:
Basic	6,290,102	N/A
Diluted	6,290,102	N/A

Supplementary Financial Data

Net written premiums	$12,919	$11,259

Book value per common share	$15.80	N/A

GAAP combined ratio	102.8%	102.5%

Consolidated Balance Sheet

(unaudited; in thousands, except share amounts)

	March 31, 2004	December 31, 2003

ASSETS
Investments, at fair value:
Fixed income securities, available-for sale:	$91,472	$46,277
Equity securities	22,907	22,656
Short-term investments, at amortized cost, which approximates fair value	—	54,396
Total investments	114,379	123,329
Cash and cash equivalents	28,028	15,350
Premiums receivable	7,892	9,096
Reinsurance receivable	5,191	4,159
Prepaid reinsurance premiums	1,499	1,614
Deferred policy acquisition costs	7,062	7,387
Accrued investment income	699	596
Property and equipment, net	8,002	6,944
Goodwill	4,673	4,673
Other assets	2,917	2,727
Total assets	$180,342	$175,875

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Losses and loss adjustment expenses	$38,440	$37,261
Unearned premiums	29,271	30,329
Accounts payable and accrued expenses	11,303	7,937
Other reinsurance balances	9	81
Other liabilities	932	1,228
Deferred income taxes	854	713
Total liabilities	$80,809	$77,549

Stockholders’ Equity:
Preferred Stock, no par value, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Common stock, no par value, authorized 15,000,000 shares, issued 6,845,733 shares, outstanding 6,297,800 and 6,282,233 shares	—	—
Additional paid-in capital	$64,922	64,871
Accumulated other comprehensive income	5,249	$4,478
Retained earnings	34,841	34,612
Unearned ESOP shares	(5,479)	(5,635)
Total stockholders’ equity	99,533	98,326
Total liabilities and stockholders’ equity	$180,342	$175,875